As filed with the Securities and Exchange Commission on July 23, 2021

No. 333-221044

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT NO. 333-221044
UNDER
THE SECURITIES ACT OF 1933

AT HOME GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	45-3229563
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	Identification Number)

1600 East Plano Parkway

Plano, Texas 75074
(972) 265-6227
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary Jane Broussard
Chief Administrative Officer, General Counsel and Corporate Secretary
1600 East Plano Parkway

Plano, Texas 75074
(972) 265-6227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of At Home Group Inc., a Delaware corporation (“At Home”).

•	No. 333-221044, filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 20, 2017, on Form S-3 (the “Registration Statement”), registering 50,582,545 shares of common stock of At Home, par value $0.01 per share (“Common Stock”).

On July 23, 2021, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 16, 2021 (the “Merger Agreement”), by and among At Home, Ambience Parent, Inc., a Delaware corporation that is an affiliate of Hellman & Friedman LLC (“Parent”), and Ambience Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into At Home, with At Home surviving as a wholly owned subsidiary of Parent.

In connections with the consummation of the transactions contemplated in the Merger Agreement, At Home has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by At Home in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, At Home, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes and withdraws from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plano, State of Texas, on this day of July 23, 2021.*

AT HOME GROUP INC.

By:	/s/ Mary Jane Broussard
Name: Mary Jane Broussard
Title: Chief Administrative Officer, General Counsel and Corporate Secretary

* Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.